To Our Shareholders:

        Bancorp Hawaii, Inc., reported $34.4 million in earnings for the first quarter of 1994, which reflects a 4.3% increase from the corresponding period in 1993. Earnings per share were $.80, compared with $.77 reported in the first quarter last year.
Return on average assets was 1.11% and return on average equity was 14.63%.

        Bancorp Hawaii's total assets at the end of March 1994 were $12.9 billion compared with $12.7 billion at the same time in 1993. Deposits and Security Repurchase Agreements at March 31, 1994, stood at $9.8 billion, a 6.2% decrease from $10.5 billion on March 31, 1993. Net loans at the end of the first quarter were $7.1 billion, up 5.3% from $6.7 billion reported on March
31, 1993.

                We are encouraged by Bancorp's steady performance as we begin 1994, especially in light of the significant increase in U.S. interest rates so far this year and Hawaii's economic slowdown. At the same time we are pleased that the markets we serve in Asia, the West and South Pacific and the U.S. Mainland are seeing growth in their economies. Our Pacific operations continue to prosper and in March we added a second branch at Garapan, in the Commonwealth of the Northern Marianas. The blending of American Financial Services of Hawaii, Inc. into
Bancorp is progressing ahead of schedule and trust revenues are 57.7% above March 31, 1993. During the second quarter, Bank of
Hawaii, our primary subsidiary, will launch in-store banking at Safeway supermarkets.

                In January, the board of directors declared a 50% common stock dividend and increased the cash dividend by 13%.
Both the stock and cash dividend were paid in March to shareholders of record on February 17, 1994.

                At the annual shareholders meeting on April 27, 1994, Bank of Hawaii board members Mary G.F. Bitterman, president and CEO of KQED, Inc., and Herbert "Monty" Richards, president and chairman of Kahua Ranch, Ltd., were named to Bancorp Hawaii's board. They succeeded retired Bancorp Chairman and CEO Frank J. Manaut and attorney Sydney I. Hashimoto, who reached mandatory age. At the same time, Bancorp Hawaii directors David A. Heenan, Stuart T. K. Ho, Lawrence M. Johnson and Fred E. Trotter were re-elected to a three-year term. Joining Bank of Hawaii's board are Bank of Hawaii vice chairmen Richard J. Dahl, in charge of administration and finance; Thomas J. Kappock responsible for retail banking; and John K. Tsui who directs wholesale banking.
They also serve as executive vice presidents for Bancorp Hawaii. Shareholders also voted in favor of all other proposals outlined in the proxy statement.

        Also, in April, The Board of Directors declared a quarterly dividend of 26 cents (adjusted for the 50 percent stock dividend) payable on June 14, 1994, to shareholders of record on May 20, 1994.

        Beginning this year, Bancorp's quarterly reports have been streamlined in order to provide timely information on your company's financial performance. We stress quality service in your company and that extends to our shareholders as well. The timeliness in the distribution of our previous reports was not up to our standards. By moving to this new briefer format, we hope you will get these reports sooner, particularly for those of you who receive reports through brokerage houses. Thank you for your continuing support. We look forward to reporting on Bancorp's continued positive performance throughout 1994.

Aloha,

H. HOWARD STEPHENSON

H. Howard Stephenson
Chairman and Chief Executive Officer


Corporate Offices:
Financial Plaza of the Pacific
130 Merchant Street
Honolulu, Hawaii  96813

Investor or Analyst Inquiries:
David A. Houle
Senior Vice President, Treasurer and Chief Financial Officer
(808) 537-8288

   or

Dale L.I. Suezaki
Assistant Vice President and Investor Relations Officer
(808) 537-8037

   or

Ruth E. Miyashiro
Corporate Secretary
(808) 537-8272

Highlights  (Unaudited)                                                            Bancorp Hawaii, Inc., and subsidiaries
- - --------------------------------------------------------------------------------------------------------------------------
                                                                              March 31                  March 31
                                                                                  1994                      1993
- - --------------------------------------------------------------------------------------------------------------------------
Return on Average Assets                                                         1.11%                     1.06%
- - --------------------------------------------------------------------------------------------------------------------------
Return on Average Equity                                                        14.63%                    15.73%
- - --------------------------------------------------------------------------------------------------------------------------
Average Spread on Earning Assets                                                 4.05%                     3.96%
- - --------------------------------------------------------------------------------------------------------------------------
Book Value Per Common Share                                                    $22.40                    $20.27
- - --------------------------------------------------------------------------------------------------------------------------
Loss Reserve/Loans and Leases Outstanding                                        1.80%                     1.96%
- - --------------------------------------------------------------------------------------------------------------------------
Average Equity/Average Assets                                                    7.57%                     6.72%
- - --------------------------------------------------------------------------------------------------------------------------

Common Stock Price Range                                                         High         Low       Dividend
- - --------------------------------------------------------------------------------------------------------------------------
   1993  .....................................                                 $35.92      $26.67          $0.90
- - --------------------------------------------------------------------------------------------------------------------------
   1994  First Quarter........................                                 $31.88      $26.92          $0.26
- - --------------------------------------------------------------------------------------------------------------------------

Consolidated Statements of Income (Unaudited)
- - ------------------------------------------------------------------------------------------------------------------
Three Months Ended March 31
(in thousands of dollars except per share amounts)                                              1994         1993
- - ------------------------------------------------------------------------------------------------------------------
Total Interest Income                                                                       $195,424     $204,154
Total Interest Expense                                                                        77,789       88,503
- - ------------------------------------------------------------------------------------------------------------------
Net Interest Income                                                                          117,635      115,651
Provision for Possible Loan Losses                                                             8,258        9,012
- - ------------------------------------------------------------------------------------------------------------------
Net Interest Income After Provision for Possible Losses                                      109,377      106,639
Total Non-Interest Income                                                                     34,146       27,839
Total Non-Interest Expense                                                                    88,244       82,510
- - ------------------------------------------------------------------------------------------------------------------
      Income Before Income Taxes                                                              55,279       51,968
Provision for Income Taxes                                                                    20,887       18,993
- - ------------------------------------------------------------------------------------------------------------------
      Net Income                                                                             $34,392      $32,975
==================================================================================================================
Earnings Per Common Share and Common Share Equivalents                                         $0.80        $0.77
- - ------------------------------------------------------------------------------------------------------------------
Average Common Shares and Common Share Equivalents Outstanding                            42,943,711   42,866,856
- - ------------------------------------------------------------------------------------------------------------------

Consolidated Statements of Condition (Unaudited)
- - ------------------------------------------------------------------------------------------------------------------
                                                                               March 31  December 31     March 31
(in thousands of dollars)                                                          1994         1993         1993
- - ------------------------------------------------------------------------------------------------------------------
Assets
Interest-Bearing Deposits                                                      $999,991     $837,704   $1,250,480
Investment Securities
   (Market Value of $3,593,559, $3,684,781, $3,733,588, respectively)         3,582,077    3,647,043    3,653,636
Securities Purchased Under Agreements to Resell                                      --           --      180,000
Funds Sold                                                                      115,747       57,699       71,880
Loans                                                                         7,366,639    7,258,368    7,008,822
  Unearned Income                                                              (146,610)    (149,949)    (143,695)
  Reserve for Possible Loan Losses                                             (130,064)    (125,284)    (134,600)
Net Loans                                                                     7,089,965    6,983,135    6,730,527
- - ------------------------------------------------------------------------------------------------------------------
    Total Earning Assets                                                     11,787,780   11,525,581   11,886,523
Cash and Non-Interest Bearing Deposits                                          596,504      395,315      377,634
Premises and Equipment                                                          176,765      167,260      156,322
Other Assets                                                                    316,834      373,971      254,102
- - ------------------------------------------------------------------------------------------------------------------
    Total Assets                                                            $12,877,883  $12,462,127  $12,674,581
==================================================================================================================

Liabilities
Deposits                                                                      7,339,933    7,004,975    7,654,842
Securities Sold Under Agreements to Repurchase                                2,500,148    2,509,550    2,833,085
Funds Purchased                                                                 610,471      743,915      639,702
Short-Term Borrowings                                                           686,564      600,266      295,930
Other Liabilities                                                               318,010      307,447      299,304
Long-Term Debt                                                                  469,495      357,870       93,800
- - ------------------------------------------------------------------------------------------------------------------
    Total Liabilities                                                        11,924,621   11,524,023   11,816,663

Shareholders' Equity
Common Stock ($2 par value), authorized 50,000,000 shares;
    issued/outstanding, March 1994 - 42,564,920;
    December 1993 - 28,425,038; March 1993 - 28,220,435;                         85,130       56,850       56,441
Surplus                                                                         282,280      284,886      278,212
Unrealized Valuation Adjustments                                                 (4,995)         537       (2,318)
Retained Earnings                                                               590,847      595,831      525,583
- - ------------------------------------------------------------------------------------------------------------------
    Total Shareholders' Equity                                                  953,262      938,104      857,918
- - ------------------------------------------------------------------------------------------------------------------
    Total Liabilities and Shareholders' Equity                              $12,877,883  $12,462,127  $12,674,581
==================================================================================================================

Starting in 1995, Bancorp Hawaii will stop mailing quarterly reports to shareholders whose stock is held in "street name," for example through brokerage houses. Bancorp can more quickly communicate the company's performance through direct mail to these shareholders. If your Bancorp stock is held in "street name" and you wish to continue receiving Bancorp's quarterly reports, please complete the address form and return it to Bancorp. Bancorp shareholders with stock held in their own name are not affected and will continue to receive quarterly reports as usual. Annual reports and proxy materials will continue to be sent to all shareholders.

- - ---------------------------------------------------------------------------
My Bancorp Hawaii stock is held in "street name." Please continue to send me Bancorp Hawaii, Inc., quarterly reports during 1995 at the following address.

Please print or type

NAME_______________________________________________________________________

ADDRESS____________________________________________________________________

CITY___________________________________STATE_____________ZIP_______________

TELEPHONE__________________________________________________________________

Clip and mail this form to:  Bancorp Hawaii, Inc.
                             Corporate Secretary
                             P. O. Box 2900
                             Honolulu, Hawaii  96846